                                                                    EXHIBIT 23.0

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Fidelity National Information Solutions, Inc.

We consent to incorporation by reference in the Registration Statement No. 333-92256, No. 333-83168, No.333-75174, No. 333-52672, No. 333-96411, No.
333-78451 and No. 333-09417 on Form S-8 of Fidelity National Information Solutions, Inc. and Subsidiaries of our report dated February 28, 2003, relating to the Consolidated Balance Sheets of Fidelity National Information Solutions, Inc. and Subsidiaries as of December 31, 2002 and 2001 and the related Consolidated Statements of Earnings, Stockholders' Equity and Cash Flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Fidelity National Information Solutions, Inc. and Subsidiaries.

As discussed in Note 2 and Note 3 to the Consolidated Financial Statements, on July 9, 2002, the Company acquired 100% of Micro General Corporation ("Micro General"), which was a majority-owned subsidiary of Fidelity National Financial, Inc. ("Fidelity"), the majority owner of the Company at the time of the acquisition. The Company has accounted for the acquisition of the portion of Micro General that was owned by Fidelity in a manner similar to a pooling of interests, as the Company and Micro General were entities under common control of Fidelity.

As discussed in Note 2 and Note 7 to the Consolidated Financial Statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which resulted in a change in the method of accounting for the amortization of goodwill.

KPMG LLP
Los Angeles, California
March 27, 2003